Exhibit 99.1

Landcadia Holdings IV, Inc. Announces the Separate Trading of its Common Stock and Warrants, Commencing May 17, 2021

HOUSTON, TX, May 7, 2021 — Landcadia Holdings IV, Inc. (Nasdaq: LCAHU) (the “Company”) announced today that, commencing on or about May 17, 2021, the holders of the Company’s units (the “Units”) may elect to separately trade the shares of Class A common stock (the “Common Stock”) and warrants (the “Warrants”) included in the Units. The Common Stock and Warrants that are separated will trade on The Nasdaq Capital Market (“Nasdaq”) under the symbols “LCA” and “LCAHW”, respectively. Units that are not separated will continue to trade on Nasdaq under the symbol “LCAHU”. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Common Stock and Warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 1-877-821-7388 or by email at Prospectus_Department@Jefferies.com.

About Landcadia Holdings IV, Inc.

Landcadia Holdings IV, Inc. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Jefferies Financial Group and Tilman J. Fertitta. The Company is led by Richard Handler, the Company’s Co-Chairman and President, and the Chairman and Chief Executive Officer of Jefferies Financial Group Inc., and Tilman J. Fertitta, the Company’s Co-Chairman and Chief Executive Officer, and the sole shareholder, and Chairman and Chief Executive Officer of Fertitta Entertainment, Inc.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Richard H. Liem

(713) 850-1010